EXHIBIT 10.31
Retention Agreement with each of John D. Schwab, Clinton A. Sampson, and Randall J. Peterson
August 16, 2006
[Address]
Dear ___:
In connection with our recently announced transaction involving the merger of Republic Bancorporation, Inc. (“Republic”) with and into Citizens Banking Corporation (“Citizens”) (the “Merger”), the compensation and human resources committee of the board of directors of Citizens (the “Committee”) has determined that your specialized knowledge and expertise will be instrumental in assuring a successful integration of the two companies. As such, the Committee has authorized me to extend to you this offer of a “retention bonus”. Under this arrangement, you would continue as [functional title] of the Corporation and would continue to report directly to me and would also assist me in the integration process with respect to the Merger. In return, Citizens would agree to pay to you in addition to your normal compensation, a lump sum payment of $150,000 following December 31, 2008 (the “Retention Period”). In return, Citizens would require that: i) you do not terminate your employment with Citizens and that you continue as an active employee of Citizens through the Retention Period; ii) your job performance continue at an acceptable level consistent with past performance; and, iii) while the Change in Control Agreement entered into between you and Citizens on [hire date] would remain in full force and effect, the Merger shall not constitute a “Change in Control” for purposes of the Change in Control Agreement.
If you are interested in continuing in the employ of Citizens pursuant to the above-described arrangement, please indicate your desire to do so by signing the duplicate originals of this letter agreement and returning them to me. Thereafter, I will sign both originals and return one fully executed original to you for your records while retaining the other for our records. Also, by signing this letter agreement, you agree not to disclose any of the provisions contained herein to third parties and to treat the provisions of this agreement in a confidential manner.
Very truly yours,

Agreed and Accepted

/s/ William R. Hartman William R. Hartman	/s/
Chairman, President and Chief Executive Officer

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